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FOR IMMEDIATE RELEASE

Contacts:      James J. Groberg, Senior Vice President    Emmanuelle A. Thiney
               Volt Information Sciences, Inc.            Ruder Finn, Inc.
                      (212) 704-2400                      (212) 715-1549
                      jgroberg@volt.com                    thineye@ruderfinn.com

               Jack Egan, Vice President
                      Volt Information Sciences, Inc.
                      (212) 704-2400
                      jegan@volt.com


                 VOLT SELLS INTEREST IN BRAZILIAN JOINT VENTURE


NEW YORK, NY, January 9, 1997 - Mr. William Shaw, President of Volt Information Sciences, Inc. (NASDAQ: VOLT), announced today the sale of its interest in its Brazilian joint venture, TeleListas, S.A., ("TeleListas"), to a Brazilian company affiliated with its joint venture partner in an all cash transaction. Mr. Shaw previously announced that a contract for the sale had been entered into in a press release on December 20, 1996. TeleListas is the official publisher of telephone directories in Rio de Janeiro for the government-owned telephone company.

Volt received approximately $3 million in excess of its carrying value in TeleListas. Volt will continue to be a guarantor of certain of TeleListas' obligations which mature over the next twelve months, aggregating approximately $8.7 million, and, accordingly, Volt has deferred recognition of any gain. The amount deferred will be taken into income as the obligations guaranteed are repaid. The obligations to which Volt is guarantor are secured by the accounts receivable of TeleListas.

The income of TeleListas for the period November 1, 1996 through the date of the sale will be reported by Volt as equity in income of joint ventures in its quarter ended January 31, 1997.

Volt Information Sciences, Inc. operates a technical services and temporary staffing business, provides varied services to the telecommunications industry, and furnishes electronic prepress equipment and services to the print media industry.


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